Exhibit 10.2 John Bean Technologies Corporation 70 West Madison, Suite 4400 Chicago, IL 60602 USA Phone: 312-861-5900

To	Matt Meister	Date	December 14, 2020

From	Brian Deck	cc:	Jason Clayton

Subject	Promotional Offer

I am very pleased to confirm our promotional offer to the position of Executive Vice-President, Chief Financial Officer, reporting to me, effective December 14. The elements of your new compensation are summarized as follows:

Annual Salary	$440,000
2021 Target Cash Bonus	65%
Target Total Cash	$726,000
2021 Annual Long-Term Incentive (equity)	$550,000
Target Total Compensation	$1,276,000
Change in Control Agreement and Executive Severance Plan	Attached
Vacation	Four weeks
Financial Planning Allowance	Up to $20,000 annually
Parking	Garage parking will be available if you choose to drive to work
Executive Health Program	$5,000 annually (est.)

Your new salary rate will be effective immediately. Your JBT Management Incentive Plan (MIP) bonus target payout will increase to 65% of your base salary in 2021. This cash incentive bonus is based on both Business Performance Indicators (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts can range from 0.0 to 2.5 times target. The PPI measures your individual performance to objectives and is weighted (25%). Payouts can range from 0.0 to 2.0 times target. The target percentage for your 2020 MIP bonus will remain at 40%, and the payout will be based on your previous base salary of $290,000 and your participation in the Protein MIP. As stated in the previous letter dated September 25th, your performance as Interim CFO will be considered in your PPI for 2020.

You will continue to participate in the JBT Long Term Incentive Plan (LTIP) which provides for periodic equity grants. Equity grants are awarded annually by the Compensation Committee of the Board of Directors. Your award in 2021 will have an expected grant date value of $550,000. We expect the awards to continue in 2021 as 40% time-based restricted stock units (RSUs) and 60% performance-based restricted stock units (PSUs), with a three-year vesting period. Performance payouts can range from 0% to 200%. Financial performance objectives for the LTIP are also established annually by management and approved by the Compensation Committee.

As an Executive Officer of the company you will be eligible to enter into an Executive Severance Agreement (the “Change in Control Agreement”) that provides benefits in the event JBT undergoes a qualified change in control action. The form of the Change in Control Agreement you will execute upon joining the ELT is attached as Exhibit A.

You will also be eligible to participate in the Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months’ base salary, target bonus and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination. The terms are set forth in the attached Exhibit B.

JBT provides Executive Officers with up to $20,000 annually to be used for financial planning and/or tax assistance. In addition, parking in the building garage will be available if you choose to drive to work. Finally, you will be eligible for an executive medical program with an annual value of approximately $5,000.

Matt, I am excited to have you take this role, and I look forward to continuing to work with you and the rest of the ELT to execute on our strategy in the years to come.

Sincerely,

/s/ Brian A. Deck
Brian A. Deck
President & Chief Executive Officer

I Accept This Offer on the Terms Indicated

/s/ Matthew J. Meister          12/14/2020
Matthew J. Meister                 Date